Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2011 Financial Results

– Achieved Positive Clinical Data in Multiple RNAi Therapeutics Programs Including RNAi Proof of Mechanism with ALN-VSP for Liver Cancers, Human Proof of Concept with ALN-TTR for Transthyretin-Mediated Amyloidosis, and Clinical Efficacy with ALN-PCS for Severe Hypercholesterolemia –

– Progressed Additional ‘Alnylam 5x15’ RNAi Therapeutics Programs in Hemophilia, Refractory Anemia, and Hemoglobinopathies –

– Maintained Strong Balance Sheet with $261 Million in Cash, and Expects to End 2012 with Greater than $180 Million in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 9, 2012--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2011, and company highlights.

“2011 was a year of remarkable clinical achievement for Alnylam and for RNAi therapeutics. Notably, we reported on positive clinical data in three distinct programs over the past 12 months, including human proof of RNAi mechanism in our ALN-VSP liver cancer program, human proof of concept in our ALN-TTR program for transthyretin-mediated amyloidosis, and clinical efficacy in our ALN-PCS severe hypercholesterolemia program,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “With these important accomplishments in hand, we are now more confident than ever in our ability to harness the RNAi pathway for the development of high impact, innovative medicines as defined in our ‘Alnylam 5x15’ product strategy, focused on genetically defined targets and diseases with high unmet medical need.”

“With clear evidence that RNAi can work in patients, our strategy in 2012 is to focus our near term ‘Alnylam 5x15’ efforts on what we believe to be our highest value opportunities, driving key programs toward pivotal trials,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Indeed, we believe we are positioned to drive a focused execution of key programs toward the market. This includes accelerated clinical development plans for ALN-TTR, which we believe has the potential to become the leading innovative medicine for the treatment of transthyretin-mediated amyloidosis. It also includes ALN-APC, our RNAi therapeutic for the treatment of hemophilia, which represents an exciting opportunity to fundamentally change the management of this genetic disease. We plan to continue to advance additional programs with existing partners and new alliances we intend to form.”

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2011, Alnylam had cash, cash equivalents and total marketable securities of $260.8 million, as compared to $349.9 million at December 31, 2010.

Net Loss

The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the fourth quarter of 2011 was $14.3 million, or $0.33 per share on both a basic and diluted basis (including $4.1 million, or $0.10 per share of non-cash stock-based compensation expense), as compared to a net loss of $6.9 million, or $0.16 per share on both a basic and diluted basis (including $4.2 million, or $0.10 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2011, the net loss was $57.6 million, or $1.36 per share (including $16.7 million, or $0.39 per share of non-cash stock-based compensation expense), as compared to a net loss of $43.5 million, or $1.04 per share (including $19.1 million, or $0.45 per share of non-cash stock-based compensation expense), for the same period in the previous year.

Revenues

Revenues were $20.5 million for the fourth quarter of 2011, as compared to $21.2 million for the same period last year. Revenues for the fourth quarter of 2011 included $14.0 million of collaboration revenues related to the company’s alliance with Roche, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $1.0 million of expense reimbursement, amortization, and/or license fee revenues from Novartis, Cubist Pharmaceuticals, Inc., research reagent licenses and other sources. Revenues were $82.8 million for the year ended December 31, 2011, as compared to $100.0 million for the prior year. Revenues for the year ended December 31, 2011 included $56.0 million of collaboration revenues related to the company’s alliance with Roche, $22.2 million of revenues related to the company’s collaboration with Takeda, and $4.6 million of revenues related to the company’s collaborations with Novartis, Cubist, Biogen Idec Inc., InterfeRx, research reagent licenses, and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $23.4 million in the fourth quarter of 2011, which included $2.6 million of non-cash stock-based compensation, as compared to $26.1 million in the fourth quarter of 2010, which included $2.5 million of non-cash stock-based compensation. R&D expenses were $99.3 million for the year ended December 31, 2011, which included $10.9 million of non-cash stock-based compensation, as compared to $106.4 million for the prior year, which included $11.7 million of non-cash stock-based compensation. R&D expenses for the year ended December 31, 2011 decreased as compared to the year ended December 31, 2010 primarily as a result of lower pre-clinical expenses in connection with the company’s ALN-PCS program as it advanced this program to a Phase I clinical trial, as well as external services expense paid to Isis in connection with the single strand RNAi collaborative effort, which was terminated in November 2010. Also contributing to the decrease were restructuring expenses related to employee severance, benefits and related costs incurred in connection with the company’s September 2010 corporate restructuring. This decrease was partially offset by an increase in clinical trial and manufacturing expenses primarily related to increased clinical trial expenses for the company’s ALN-PCS program.

General and Administrative Expenses

General and administrative (G&A) expenses were $10.7 million in the fourth quarter of 2011, which included $1.4 million of non-cash stock-based compensation, as compared to $7.5 million in the fourth quarter of 2010, which included $1.7 million of non-cash stock-based compensation. G&A expenses were $38.3 million for the year ended December 31, 2011, which included $5.8 million of non-cash stock-based compensation, as compared to $37.7 million for the prior year, which included $7.4 million of non-cash stock-based compensation. The increase in G&A expenses during the fourth quarter of 2011 and the year ended December 31, 2011 as compared to the prior year periods was primarily due to higher consulting and professional services expenses related to business activities, primarily legal activities.

Regulus Therapeutics

Equity in loss of joint venture was $1.0 million and $0.9 million for the fourth quarter of 2011 and 2010, respectively, related to the company’s share of the net losses incurred by Regulus Therapeutics Inc. The company incurred $3.5 million and $7.6 million equity in loss of joint venture for the years ended December 31, 2011 and 2010, respectively. The decrease in equity in loss of joint venture of Regulus for the year ended December 31, 2011 was due primarily to sublicense fees paid in connection with the strategic alliance formed by Regulus with Sanofi in June 2010.

Interest Income

Interest income was $0.2 million for the fourth quarter of 2011, as compared to $0.5 million for the fourth quarter of 2010. Interest income was $1.2 million for the year ended December 31, 2011, as compared to $2.3 million in 2010. The decrease in interest income was due primarily to lower average interest rates as well as lower average cash, cash equivalent and marketable securities balances.

Other Income

Other income was $1,000 for the fourth quarter of 2011, as compared to other income of $6.4 million for the fourth quarter of 2010. Other expense was $0.5 million for the year ended December 31, 2011, as compared to other income of $6.4 million in 2010. Other expense for the year ended December 31, 2011 was due primarily to an impairment charge of $0.6 million related to Alnylam’s investment in equity securities of Tekmira Pharmaceuticals Corporation, as the decrease in the fair value of this investment was deemed to be other than temporary. Other income for the fourth quarter as well as for the year ended December 31, 2010 consisted primarily of a $4.4 million gain on the issuance of stock of Regulus due to the increase in valuation of Regulus as a result of the $10.0 million equity investment from Sanofi. In addition, the company received $2.0 million of awards under the federal government's Qualifying Therapeutic Discovery Project Program in 2010.

2012 Financial Guidance

Alnylam expects that its cash, cash equivalents and total marketable securities balance will be greater than $180 million at December 31, 2012.

“Alnylam continues to maintain a solid balance sheet, ending the year with approximately $261 million in cash,” said Michael Mason, Vice President, Finance and Treasurer of Alnylam. “As a result of our increased focus on what we believe to be our highest value opportunities, we made a business decision earlier this year to implement a strategic corporate restructuring that included an approximate 33% reduction in our workforce. We believe we will finish 2012 with greater than $180 million in cash, which provides us with a strong balance sheet as we continue advancing our ‘Alnylam 5x15’ product strategy.”

Fourth Quarter 2011 and Recent Significant Corporate Highlights

Key “Alnylam 5x15” Program Highlights

  Advanced Clinical Development of ALN-TTR Program for Transthyretin (TTR)-Mediated Amyloidosis (ATTR). Alnylam continued to advance its ALN-TTR program, which targets the TTR gene for the treatment of ATTR.
    Alnylam reported positive preliminary clinical results from its ALN-TTR01 Phase I clinical study, showing that ALN-TTR01 was generally safe and well tolerated and resulted in a statistically significant lowering of TTR serum levels in ATTR patients. ALN-TTR01 is comprised of an siRNA formulated in a first generation lipid nanoparticle (LNP). The company has completed enrollment in its ALN-TTR01 Phase I clinical study and expects to report final data in the first half of 2012.
    Alnylam is also advancing ALN-TTR02, which uses the same siRNA as ALN-TTR01, but is formulated in a more potent, proprietary second generation LNP which was used in its ALN-PCS program demonstrating preliminary clinical efficacy. The company announced today that it has received acceptance by the U.K. Medicines and Healthcare products Regulatory Agency (MHRA) to initiate a Phase I trial with ALN-TTR02. The new clinical trial is designed as a randomized, single-blind, single-ascending dose study, enrolling up to 32 healthy volunteer subjects. The objectives of the study are to evaluate safety and tolerability, as well as clinical activity as measured by serum TTR levels following a single dose of ALN-TTR02, with subjects being enrolled into five sequential dose cohorts ranging from 0.01 to 0.50 mg/kg. Alnylam plans to begin enrollment in this clinical trial in the first half of 2012 and expects to report data in the third quarter of 2012. In addition, the company also plans to start a Phase II multi-dose clinical study of ALN-TTR02 in ATTR patients in the second half of 2012 and, assuming positive results, expects to start a pivotal trial for ALN-TTR02 in 2013.
    Alnylam also announced plans to advance ALN-TTRsc, which utilizes a GalNAc-conjugate delivery approach and subcutaneous dose administration. Pre-clinical studies have shown that once weekly dosing with ALN-TTRsc enables robust and sustained silencing of TTR over a multi-week period. Alnylam plans to file an investigational new drug (IND) or IND equivalent for ALN-TTRsc in the second half of 2012, with data expected in the first half of 2013. ALN-TTRsc provides an opportunity for product differentiation in the ATTR indication.
  Advanced Development of ALN-APC Program for Hemophilia. Alnylam presented pre-clinical data from its ALN-APC program at the 53rd American Society of Hematology (ASH) Meeting. Results showed dose-dependent silencing of the protein C mRNA with an ED50 of approximately 0.02 mg/kg. Further, when administered as a single dose of 0.3 mg/kg, the LNP-formulated siRNA achieved greater than 75% silencing of protein C mRNA with effects lasting for weeks. The company plans to advance its ALN-APC program toward the clinic with a goal of initiating a Phase I clinical trial in the first half of 2013 with data expected in the second half of 2013.
  Reported Positive Preliminary Clinical Results in ALN-PCS Severe Hypercholesterolemia Program. Alnylam achieved positive preliminary results from its ongoing clinical trial of ALN-PCS, a systemically delivered RNAi therapeutic targeting proprotein convertase subtilisin/kexin type 9 (PCSK9) for the treatment of severe hypercholesterolemia. These results showed safety and tolerability as well as potent, robust, and statistically significant knockdown of PCSK9 plasma levels and reductions in low-density lipoprotein cholesterol (LDL-C) levels, a clinically validated endpoint. Results also documented for the first time major advances in delivery of RNAi therapeutics using second generation LNPs in human studies. The Phase I clinical study is ongoing with planned dose escalation and Alnylam expects to report additional data in the first half of 2012. Alnylam plans to partner its ALN-PCS program prior to initiating a Phase II clinical study.
  Selected ALN-TMP for Hemoglobinopathies as Fifth “Alnylam 5x15” Program. Alnylam designated ALN-TMP as its fifth “Alnylam 5x15” program. ALN-TMP comprises a systemically delivered RNAi therapeutic targeting transmembrane protease, serine 6 (Tmprss6) for the treatment of hemoglobinopathies, including beta-thalassemia and sickle cell anemia. Hemoglobinopathies are defined by genetic defects in the globin chains of hemoglobin and are associated with chronic anemia, extra-medullary hematopoiesis, and iron overload. Tmprss6, a genetically validated target expressed on hepatocytes, normally functions by cleaving hemojuvelin, resulting in reduced hepcidin levels and increased iron mobilization. As presented at the recent ASH meeting, pre-clinical animal model studies with ALN-TMP have demonstrated corrective effects on iron overload in addition to broader disease modifying effects including improvements in hemoglobin levels and spleen histopathology. Alnylam plans to partner this program prior to initiating a Phase I clinical study.
  Presented Data at ASH for ALN-HPN Refractory Anemia Program. ALN-HPN is a systemically delivered RNAi therapeutic targeting the hepcidin pathway via transferrin receptor subtype 2 (TFR2) for the treatment of refractory anemia. At the recent ASH meeting, new pre-clinical data on ALN-HPN were presented documenting TFR2 as the ideal target for hepcidin pathway antagonism and demonstrating efficacy in anemia models. The company plans to partner its ALN-HPN program prior to initiating a Phase I clinical study.

Key Partner-Based Program Highlights

  Completed Enrollment in Phase IIb Clinical Study of ALN-RSV01. Alnylam completed patient enrollment in its Phase IIb clinical study with ALN-RSV01, an RNAi therapeutic for the treatment of respiratory syncytial virus (RSV) infection. The Phase IIb trial was designed as a multi-center, randomized, double-blind, placebo-controlled study in RSV-infected lung transplant patients. The company expects to report results in mid-2012. The ALN-RSV program is partnered with Kyowa Hakko Kirin Co., Ltd. in Asia and Cubist Pharmaceuticals, Inc. worldwide except Asia.
  Completed Phase I Clinical Study of ALN-VSP. Alnylam completed treatment of patients in the Phase I clinical study protocol with ALN-VSP, a systemically delivered RNAi therapeutic targeting both vascular endothelial growth factor (VEGF) and kinesin spindle protein (KSP) for the treatment of liver cancers. Data from the Phase I clinical study showed that ALN-VSP was generally well tolerated, demonstrated evidence for anti-tumor activity, and was found to mediate RNAi activity in both hepatic and extra-hepatic tumors. Currently three patients with disease control continue to receive ALN-VSP under an extension protocol; these include an endometrial patient that has been on drug for over 20 months, and two additional patients, one with advanced renal cell cancer and the other with pancreatic neuroendocrine tumor, with continued stable disease after over one full year of treatment. The company intends to partner ALN-VSP prior to initiating a Phase II clinical study.
  Published Pre-clinical Results with ALN-HTT. Pre-clinical data related to the company’s ALN-HTT program, an RNAi therapeutic drug-device combination for the treatment of Huntington’s disease, were recently published in the journal Experimental Neurology. The company expects to file an IND and advance ALN-HTT into clinical trials in the second half of 2012.

Business and Organizational Highlights

  Formed Collaboration with GlaxoSmithKline on RNAi Technology for Vaccine Production. Alnylam formed a collaboration on its newly disclosed VaxiRNATM technology with GlaxoSmithKline (GSK) focused on certain GSK vaccine products, including influenza. Alnylam’s VaxiRNA platform applies siRNAs for the silencing of target genes that limit or prevent efficient growth of viruses in vaccine manufacturing systems, including those in cell culture and in chicken eggs. GSK, a leading vaccine manufacturer, is the first company to form a collaboration accessing this new platform.
  Implemented Corporate Restructuring to Align with Focused Efforts. In January 2012, Alnylam announced a strategic corporate restructuring, including an approximate 33% reduction in its workforce. The workforce reduction was implemented in order to align the company’s resources to a more focused execution on ALN-TTR and ALN-APC programs with accelerated clinical development plans. Alnylam expects the reduction in personnel costs, along with other external costs, to result in a savings of approximately $20 million in 2012 operating expenses. Alnylam estimates that it will incur one-time restructuring costs of approximately $4 million in connection with the restructuring, including employee severance, benefits, and related costs, which it expects to incur in the first quarter of 2012.

Conference Call Information

Management will provide an update on the company, discuss fourth quarter and 2011 results, and discuss expectations for the future via conference call on February 9, 2012 at 4:30 p.m. ET. A corporate slide presentation will also be available on the News & Investors page of the company’s website, www.alnylam.com, to accompany the conference call. To access the call, please dial 866-788-0543 (domestic) or 857-350-1681 (international) five minutes prior to the start time and provide the passcode 81941303. A replay of the call will be available beginning at 6:30 p.m. ET on February 9, 2012. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 16803068.

A live audio webcast of the call will also be available on the News & Investors page of the company’s website, www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About RNA Interference (RNAi)

RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNAs (siRNAs), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About “Alnylam 5x15™”

The “Alnylam 5x15” strategy, launched in January 2011, establishes a path for development and commercialization of novel RNAi therapeutics to address genetically defined diseases with high unmet medical need. Products arising from this initiative share several key characteristics including: a genetically defined target and disease; the potential to have a major impact in a high unmet need population; the ability to leverage the existing Alnylam RNAi delivery platform; the opportunity to monitor an early biomarker in Phase I clinical trials for human proof of concept; and the existence of clinically relevant endpoints for the filing of a new drug application (NDA) with a focused patient database and possible accelerated paths for commercialization. By the end of 2015, the company expects to have five such RNAi therapeutic programs in clinical development, including programs in advanced stages, on its own or with a partner. The “Alnylam 5x15” programs include ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-APC for the treatment of hemophilia, ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, and ALN-TMP for the treatment of hemoglobinopathies. Alnylam intends to focus on developing and commercializing certain programs from this product strategy itself in the United States and potentially certain other countries; the company will seek development and commercial alliances for other core programs both in the United States and in other global territories.

About Alnylam Pharmaceuticals

Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines with a core focus on RNAi therapeutics for the treatment of genetically defined diseases, including ALN-TTR for the treatment of transthyretin-mediated amyloidosis (ATTR), ALN-PCS for the treatment of severe hypercholesterolemia, ALN-HPN for the treatment of refractory anemia, ALN-APC for the treatment of hemophilia, and ALN-TMP for the treatment of hemoglobinopathies. As part of its “Alnylam 5x15TM” strategy, the company expects to have five RNAi therapeutic products for genetically defined diseases in clinical development, including programs in advanced stages, on its own or with a partner by the end of 2015. Alnylam has additional partner-based programs in clinical or development stages, including ALN-RSV01 for the treatment of respiratory syncytial virus (RSV) infection, ALN-VSP for the treatment of liver cancers, and ALN-HTT for the treatment of Huntington’s disease. The company’s leadership position on RNAi therapeutics and intellectual property have enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. In addition, Alnylam and Isis co-founded Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics; Regulus has formed partnerships with GlaxoSmithKline and Sanofi. Alnylam has also formed Alnylam Biotherapeutics, a division of the company focused on the development of RNAi technologies for applications in biologics manufacturing, including recombinant proteins and monoclonal antibodies. Alnylam’s VaxiRNA™ platform applies RNAi technology to improve the manufacturing processes for vaccines; GlaxoSmithKline is a collaborator in this effort. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 100 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, and Cell. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.

Alnylam Forward-Looking Statements

Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 5x15” product strategy, Alnylam’s views with respect to the potential for RNAi therapeutics, including ALN-TTR02 and ALN-TTRsc, ALN-APC, ALN-PCS, ALN-HPN, ALN-TMP, ALN-VSP, ALN-RSV01 and ALN-HTT, its expectations with respect to the timing and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and initiate clinical trials for ALN-TTR02, ALN-TTRsc, ALN-APC and ALN-HTT, its expectations regarding reporting data from its ongoing and planned clinical studies, including its studies for ALN-TTR01, ALN-TTR02, ALN-TTRsc, ALN-APC, ALN-PCS and ALN-RSV, its plans to seek collaborations for its ALN-PCS, ALN-HPN, ALN-TMP and ALN-VSP programs, its expected cash position as of December 31, 2012, and the effect of the restructuring on Alnylam’s future operating expenses and cash position, and the timing and amount of one-time charges related to the personnel reductions expected to be incurred, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, risks and uncertainties related to Alnylam’s ability to successfully implement its strategic corporate restructuring and workforce reduction plan and achieve the estimated cost savings, the impact of the workforce reduction on Alnylam’s business, the ability of Alnylam to attract and retain qualified personnel, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net revenues from research collaborators	$20,455	$21,192	$82,757	$100,041

Operating expenses:
Research and development (1)	23,369	26,080	99,295	106,384
General and administrative (1)	10,672	7,522	38,280	37,727
Total operating expenses	34,041	33,602	137,575	144,111
Loss from operations	(13,586)	(12,410)	(54,818)	(44,070)
Other income (expense):
Equity in loss of joint venture (Regulus Therapeutics Inc.)	(954)	(916)	(3,505)	(7,639)
Interest income	236	472	1,205	2,305
Other (expense) income	1	6,351	(531)	6,403
Total other income (expense)	(717)	5,907	(2,831)	1,069
Loss before income taxes	(14,303)	(6,503)	(57,649)	(43,001)
Provision for income taxes	—	(427)	—	(514)
Net loss	$(14,303)	$(6,930)	$(57,649)	$(43,515)

Net loss per common share - basic and diluted	$(0.33)	$(0.16)	$(1.36)	$(1.04)

Weighted average common shares used to compute basic and diluted net loss per common share	42,715	42,193	42,410	42,040

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$2,637	$2,489	$10,921	$11,689
General and administrative	1,445	1,723	5,755	7,429

Alnylam Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	December 31,	December 31,
	2011	2010
Cash, cash equivalents and total marketable securities	$260,809	$349,904
Collaboration receivables	1,468	3,450
Income taxes receivable	—	10,669
Prepaid expenses and other current assets	4,158	6,889
Property and equipment, net	14,643	18,289
Investment in joint venture (Regulus Therapeutics Inc.)	564	3,616
Intangible assets, net	275	448
Total assets	$281,917	$393,265
Accounts payable and accrued expenses	$18,140	$20,428
Total deferred revenue	140,853	211,108
Total deferred rent	4,211	3,353
Other long-term liabilities	716	143
Total stockholders’ equity (42.7 million and 42.3 million common shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	117,997	158,233
Total liabilities and stockholders' equity	$281,917	$393,265

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2010.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and
Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer